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                                                                    Exhibit 99.1


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PRESS RELEASE
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                      SANTANDER ANNOUNCES IT HAS COMPLETED
                          ACQUISITION OF ISLAND FINANCE

SAN JUAN, PUERTO RICO, FEBRUARY 28, 2006 - Santander BanCorp (NYSE: SBP;
LATIBEX: XSBP) today announced that its wholly-owned subsidiary, Santander Financial Services, Inc., has completed the acquisition of substantially all the assets and business operations in Puerto Rico of Island Finance from Wells Fargo & Company, pursuant to the agreement executed on January 22, 2006.


SANTANDER BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). Banco Santander Central Hispano, S.A (Santander) owns 91% of the outstanding common stock of Santander BanCorp. The Company has four wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Insurance Agency and Santander Financial Services, Inc. Banco Santander Puerto Rico has been operating in Puerto Rico for nearly three decades. It offers a full array of services through 64 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,400 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company's website at www.santandernet.com.

SANTANDER (SAN.MC, STD.N) is the largest bank in the Euro Zone by market capitalization and one of the largest worldwide. Founded in 1857, Santander has E809,000 million in assets and E961,000 million in managed funds, over 66 million customers, 129,000 employees, 10,200 offices and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is a major player elsewhere in Europe, including the United Kingdom through its Abbey subsidiary and Portugal, where it is the third largest banking group. Through Santander Consumer Finance, it also operates a leading consumer finance franchise in Germany, Italy, Spain and nine other European countries. As of December 2005, Santander recorded E6,220 million in net attributable profits, 72.5% more than in the previous year.

In Latin America, Santander manages over US$190 billion in business volumes (loans, deposits, mutual funds and pension funds) through 4,100 offices. As of December 2005, Santander recorded in Latin America a net attributable income of US$2.2 billion, 21% higher than prior year.



Contact information: Evelyn Vega 787-777-4546


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